UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2013

EPR Properties

(Exact name of registrant as specified in its charter)

Maryland	001-13561	43-1790877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

(Address of principal executive office)(Zip Code)

(816) 472-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On June 13, 2013, EPR Properties (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a preliminary prospectus supplement in connection with a proposed underwritten public offering of a new series of its senior notes (the “Senior Notes”). The offering will be made pursuant to a prospectus supplement and an accompanying prospectus to be filed as part of an effective shelf registration statement filed with the SEC on Form S-3.

The preliminary prospectus supplement includes a discussion of the Company’s recent developments and the proposed use of proceeds of the offering as described below.

Recent Developments

Investments

The Company’s investment spending in its operating segments since March 31, 2013 totals approximately $58.8 million, and includes investments in each of its four reportable operating segments.

•

Entertainment—investment spending since March 31, 2013 totals approximately $17.6 million, and relates primarily to investments in build-to-suit construction of megaplex theatres and other entertainment properties subject to long-term triple net leases.

•

Education—investment spending since March 31, 2013 totals approximately $25.6 million, and relates primarily to investments in build-to-suit construction of public charter schools and early childhood education centers subject to long-term triple net leases or long-term mortgage agreements. Under the terms of the Company’s master lease with Imagine Schools, Inc. (“Imagine”), Imagine has the right to exchange closed public charter school properties for properties that are acceptable to the Company (i.e., unoccupied schools for occupied schools that are acceptable from an underwriting basis). On May 17, 2013, Imagine exercised its right under the master lease, and the Company exchanged three unoccupied St. Louis, Missouri schools for three occupied schools located in Ohio. In conjunction with this exchange, the Company completed a $3.3 million acquisition of a public charter school property located in Columbia, South Carolina that is leased under the Company’s long-term triple net master lease with Imagine.

•

Recreation—investment spending since March 31, 2013 totals approximately $14.9 million, and relates primarily to investments in build-to-suit construction of golf-entertainment complexes subject to long-term triple net leases or long-term mortgage agreements, as well as funding under the Company’s mortgage notes for improvements at existing ski and water-park properties.

•	Other—investment spending since March 31, 2013 totals approximately $0.7 million.

Theatre Acquisition Opportunity

The Company has entered into a letter of intent relating to the acquisition of a company that indirectly owns 11 theatre properties for approximately $117.7 million, which includes the assumption of a loan secured by the theatre properties with a current principal balance of approximately $91.0 million that bears interest at 7.4% per annum and matures in July 2017. The theatre properties contain an aggregate of approximately 139 screens, and are comprised of an aggregate of approximately 484,000 square feet of space located on approximately 76 acres. The theatre properties are leased to a prominent theatre operator pursuant to a master triple net lease which the Company would assume that has an initial remaining term of approximately 14 years. Under the master lease, the tenant is responsible for all taxes, costs and expenses arising from the use or operation of the properties. The transaction contemplated by the letter of intent is anticipated to close in the later part of 2013, and is contingent upon the negotiation and execution of definitive agreements, due diligence, lender’s consent and other customary closing conditions. The Company can make no assurance that the transaction will be completed on the terms described above or at all.

Use of Proceeds

The preliminary prospectus supplement also discloses that the Company intends to use the net proceeds from the offering (i) to repay approximately $90.9 million Canadian dollars ($89.5 million U.S. based on a conversion rate of 0.9843 as of March 31, 2013) of outstanding fixed rate mortgage debt secured by the Company’s four entertainment retail centers located in Ontario, Canada, (ii) to repay approximately $56.7 million of outstanding fixed rate mortgage debt secured by the Company’s entertainment retail center located in New Rochelle, New York, (iii) to pay costs associated with the early repayment of such mortgage debt, (iv) to repay the outstanding principal balance of the Company’s unsecured revolving credit facility and (v) for general business purposes, which may include funding the acquisition, development or financing of properties, including the potential acquisition of a company that indirectly owns 11 theatre properties described above in “Recent Developments—Theatre Acquisition Opportunity.” Pending application of any portion of the net proceeds from the offering to the uses described above, the Company may invest such proceeds in interest-bearing accounts and short-term interest-bearing securities which are consistent with its qualification as a REIT under the Internal Revenue Code of 1986, as amended.

The information in this Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

THIS REPORT CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS, INCLUDING WITH RESPECT TO THE COMPANY’S PLANNED ISSUANCE OF THE SENIOR NOTES AND ITS INTENDED USE OF THE PROCEEDS (INCLUDING THE POTENTIAL ACQUISITION). THESE FORWARD-LOOKING STATEMENTS ARE BASED UPON THE COMPANY’S PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THE COMPANY’S FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD-LOOKING STATEMENTS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EPR PROPERTIES

By:	/s/ Mark A. Peterson
Name:	Mark A. Peterson
Title:	Senior Vice President, Treasurer and Chief Financial Officer

Date: June 13, 2013